Exhibit 99.1

Vince Holding Corp. Reports Preliminary Fourth Quarter and Fiscal Year 2020 Results

NEW YORK, New York – April 29, 2021 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its preliminary financial results for the fourth quarter and fiscal year 2020 ended January 30, 2021.

In this press release, the Company is presenting its preliminary as well as historical financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Preliminary highlights for the fourth quarter ended January 30, 2021:

•

Net sales decreased 28.4% to $74.8 million as compared to $104.4 million in the same period last year reflecting a 20.4% decrease in Vince brand sales and a 68.9% decrease in Rebecca Taylor and Parker.

•	Gross margin rate was 36.9% compared to 44.2% in the same period last year.
•

Loss from operations was $3.9 million compared to a loss from operations of $3.3 million in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker and non-cash asset impairment charges, adjusted loss from operations in the fourth quarter of fiscal 2019 was $0.3 million.

•

As described below, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $0.10 and $0.15 for the fourth quarter.  Excluding the impact of such item, net loss was $5.7 million or $0.48 per share compared to a net income of $51.7 million or $4.29 per diluted share in the same period last year. Excluding a TRA adjustment of $56.0 million, transaction and related costs associated with the acquisition of Rebecca Taylor and Parker and non-cash asset impairment charges, adjusted net loss in the fourth quarter of fiscal 2019 was $1.2 million or $0.10 per share.

•

Subsequent to the fourth quarter, the Company entered into a Sixth Amendment to its existing term loan credit facility thereby extending the waiver of the fixed charge coverage ratio measurement until January 28, 2023 in order to create more flexibility as the Company recovers from the pandemic.

“As the world recovers from the COVID pandemic and life begins to normalize, we are excited about the future of our brands” commented Jack Schwefel, Chief Executive Officer. “Vince is distinctly positioned as a brand that embodies effortless sophisticated style. We will continue to leverage Vince’s brand equity and deep consumer connections to expand awareness and drive growth with an increased focus on the direct-to-consumer channel.  Rebecca Taylor also possesses a strong DNA and as we return to the brand’s heritage in a modernized way, we believe we can achieve a similar level of recognition that was recaptured by Vince.  I look forward to working with the teams as we execute an omni-channel strategy and data-driven merchandising and marketing approach to enable each of these brands to achieve their long term potential.”

Dave Stefko, Chief Financial Officer stated, “We saw sequential improvement in Vince during the fourth quarter led by our wholesale business.  Within the wholesale channel, retail sales continue to improve as we believe we are taking share within the contemporary luxury category.  At Rebecca Taylor, the decrease in sales reflect a resetting of the brand including an elimination of one of our seasonal collections.  We are enthusiastic about the relaunch for spring which has been received with favorable response.  As we continue to navigate through the recovery of the macro-environment, we will remain focused on maintaining disciplined cost controls and optimizing liquidity as we position our brands for the future.”

For the fourth quarter ended January 30, 2021 (preliminary):

•	Total Company net sales decreased 28.4% to $74.8 million compared to $104.4 million in the fourth quarter of fiscal 2019.

•

Gross profit was $27.6 million, or 36.9% of net sales, compared to gross profit of $46.2 million, or 44.2% of net sales, in the fourth quarter of fiscal 2019. The decrease in the gross margin rate was primarily due to increased promotional activity, higher year-over-year adjustments to inventory reserves, and the deleveraging of supply chain costs partially offset by lower sales allowances.

•

Selling, general, and administrative expenses, were $31.5 million, or 42.1% of sales, compared to $49.3 million, or 47.2% of sales, in the fourth quarter of fiscal 2019. The decrease in SG&A dollars was primarily the result of lower payroll and compensation expense, landlord rent concessions, reduced marketing spend and prudent expense management.

•

Loss from operations was $3.9 million compared to loss from operations of $3.3 million in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker and non-cash asset impairment charges, adjusted loss from operations in the fourth quarter of fiscal 2019 was $0.3 million.  Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•

As described below, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $0.10 and $0.15 for the fourth quarter.  Excluding the impact of such item, net loss was $5.7 million or $0.48 per share compared to a net income of $51.7 million or $4.29 per diluted share in the same period last year.  Excluding a TRA adjustment of $56.0 million, costs associated with the acquisition of Rebecca Taylor and Parker and non-cash asset impairment charges, adjusted net loss in the fourth quarter of fiscal 2019 was $1.2 million or $0.10 per share. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•	The Company ended the quarter with 71 company-operated Vince and Rebecca Taylor stores, a net increase of 3 stores since the fourth quarter of fiscal 2019.

Vince

•	Net sales decreased 20.4% to $69.5 million as compared to the fourth quarter of fiscal 2019.
•	Wholesale segment sales decreased 12.9% to $39.1 million compared to the fourth quarter of fiscal 2019.

•	Direct-to-consumer segment sales decreased 28.4% to $30.4 million compared to the fourth quarter of fiscal 2019.
•	Income from operations excluding unallocated corporate expenses was $12.0 million compared to $18.7 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales decreased 68.9% to $5.3 million as compared to the fourth quarter of fiscal 2019.
•	Loss from operations was $5.0 million compared to a loss of $6.2 million in the same period last year.

Net Sales and Operating Results by Segment (preliminary):

	Three Months Ended
	January 30,	February 1,
(in thousands)	2021	2020
Net Sales:
Vince Wholesale	$39,139	$44,955
Vince Direct-to-consumer	30,368	42,385
Rebecca Taylor and Parker	5,301	17,068
Total net sales	$74,808	$104,408

Income (loss) from operations:
Vince Wholesale	$10,219	$13,835
Vince Direct-to-consumer	1,791	4,902
Rebecca Taylor and Parker	(5,007)	(6,202)
Subtotal	7,003	12,535
Unallocated corporate*	(10,921)	(15,836)
Total loss from operations	$(3,918)	$(3,301)

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

For the fiscal year ended January 30, 2021 (preliminary):

•	Total net sales decreased 41.4% to $219.9 million from $375.2 million in fiscal year 2019.
•

Operating loss was $61.1 million, or 27.8% of net sales, compared to operating loss of $20.4 million in fiscal 2019. Excluding non-cash asset impairment charges, adjusted operating loss was $34.2 million in fiscal 2020 as compared to adjusted operating income of $3.5 million in fiscal 2019, which excludes non-cash asset impairment charges and transaction and related costs associated with the acquisition of Rebecca Taylor and Parker. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•

Other income in fiscal 2020 reflects a TRA adjustment of $2.3 million. Other income in fiscal 2019 reflects a TRA adjustment of $56.0 million largely resulting from changes in the levels of projected pre-tax income primarily as a result of the impact of the Acquired Businesses, as well as due to the impact of the net operating losses from the Acquired Businesses. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•

As described below, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $0.10 and $0.15 for the fourth quarter.  Excluding the impact of such item, net loss was $63.9 million, or $5.43 per share compared to a net income of $30.4 million, or $2.55 per diluted share, in fiscal 2019. Excluding the aforementioned TRA adjustment of $2.3 million and non-cash asset impairment charges, adjusted net loss was $39.4 million, or $3.35 per share, compared to adjusted net loss of $1.7 million, or $0.14 per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

Vince

•	Net sales decreased 36.0% to $192.1 million as compared to fiscal 2019.
•	Wholesale segment sales decreased 36.6% to $105.7 million compared to fiscal 2019.
•	Direct-to-consumer segment sales decreased 35.3% to $86.3 million compared to fiscal 2019.
•

Income from operations excluding unallocated corporate expenses was $9.3 million compared to $65.6 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $11.7 million.

Rebecca Taylor and Parker

•	Net sales decreased 62.9% to $27.8 million as compared to fiscal 2019.
•

Loss from operations was $16.1 million compared to loss from operations of $28.6 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $1.7 million.  Fiscal 2019 includes non-cash asset impairment charges of $20.2 million as well as transaction and related costs associated with the acquisition of Rebecca Taylor and Parker of approximately $2.5 million.

Net Sales and Operating Results by Segment (preliminary):

	Fiscal Year
(in thousands)	2020	2019
Net Sales:
Vince Wholesale	$105,737	$166,805
Vince Direct-to-consumer	86,326	133,412
Rebecca Taylor and Parker	27,807	74,970
Total net sales	$219,870	$375,187

Income (loss) from operations:
Vince Wholesale	$30,059	$55,440
Vince Direct-to-consumer	(20,734)	10,127
Rebecca Taylor and Parker	(16,112)	(28,562)
Subtotal	(6,787)	37,005
Unallocated corporate*	(54,293)	(57,395)
Total loss from operations	$(61,080)	$(20,390)

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet (preliminary)

At the end of the fourth quarter of fiscal 2020, total borrowings under the Company’s debt agreements totaled $85.9 million and the Company had $30.2 million of excess availability under the 2018 Revolving Credit Facility.

On April 26, 2021, the Company entered into a Sixth Amendment to its existing term loan credit facility dated August 21, 2018. This term loan amendment extends the waiver of the fixed charge coverage ratio measurement until January 28, 2023 in order to create more flexibility as the Company recovers from the pandemic. Until January 28, 2023, Vince will continue to be subject to the springing covenant whereby Vince is required to maintain a fixed charge coverage ratio of 1 to 1 in the event the excess availability under its existing revolver facility is less than $7.5 million until July 31, 2021 and $10 million after August 1, 2021.  The Company concurrently entered into a Sixth Amendment to its existing revolver facility, which consents to the term loan amendment and amends certain definitions to reflect the term loan amendment.

Net inventory at the end of the fourth quarter of fiscal 2020 was $68.2 million compared to $66.4 million at the end of the fourth quarter of fiscal 2019. While the Company continued to work through prior seasonal product, inventory during the fourth quarter was impacted by delayed shipments due to port congestion.

Outlook

Due to the uncertainty related to the impact of the COVID-19 pandemic, the Company is not providing an outlook for fiscal 2021.

The COVID-19 pandemic remains volatile and continues to evolve on a daily basis, which could negatively affect the outcome of the measures intended to address its impact and/or our current expectations of the Company’s future business performance.

2020 Fourth Quarter Earnings Conference Call

A conference call to discuss the preliminary fourth quarter results will be held today, April 29, 2021, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 392-0629, conference ID 2484226. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to preliminary financial results relating to twelve months ended January 30, 2021, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. In addition, with respect to financial results relating to the fourth quarter and twelve months ended February 1, 2020, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges and costs associated with the acquisition of Rebecca Taylor and Parker.  The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Preliminary Results

The results presented in this press release remain subject to change following the completion of quarterly financial closing procedures and therefore are preliminary. The Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item related to the valuation of our deferred tax assets and the implication of the Cares Act thereon and the results reported herein do not reflect the impact of such item.  We believe this item will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $0.10 and $0.15 for the fourth quarter.  The Company expects to release its fiscal year and fourth quarter financial results in conjunction with its Annual Report.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 48 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 9 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; general economic conditions; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to successfully manage the transition of the new Chief Executive Officer; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; seasonal and quarterly variations in our revenue and income; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Exhibit (1) Vince Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	January 30,	February 1,	January 30,	February 1,
	2021 (Preliminary)	2020	2021 (Preliminary)	2020
Net sales	$74,808	$104,408	$219,870	$375,187
Cost of products sold	47,205	58,221	131,273	196,757
Gross profit	27,603	46,187	88,597	178,430
as a % of net sales	36.9%	44.2%	40.3%	47.6%
Impairment of goodwill and intangible assets	—	—	13,848	19,491
Impairment of long-lived assets	—	177	13,026	818
Selling, general and administrative expenses	31,521	49,311	122,803	178,511
as a % of net sales	42.1%	47.2%	55.9%	47.6%
(Loss) income from operations	(3,918)	(3,301)	(61,080)	(20,390)
as a % of net sales	(5.2)%	(3.2)%	(27.8)%	(5.4)%
Interest expense, net	1,701	1,052	5,007	4,958
Other income, net	—	(55,968)	(2,304)	(55,842)
(Loss) earnings before income taxes	(5,619)	51,615	(63,783)	30,494
Provision for income taxes*	53	(69)	166	98
Net (loss) earnings*	$(5,672)	$51,684	$(63,949)	$30,396
Earnings (loss) per share:*
Basic (loss) earnings per share	$(0.48)	$4.42	$(5.43)	$2.60
Diluted (loss) earnings per share	$(0.48)	$4.29	$(5.43)	$2.55
Weighted average shares outstanding:
Basic	11,804,027	11,680,033	11,769,689	11,665,541
Diluted	11,804,027	12,041,825	11,769,689	11,929,299

* As described above, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $.10 and $.15 cents for the fourth quarter and these items exclude such impact.

Exhibit (2)

Vince Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)
	January 30,	February 1,
	2021 (Preliminary)	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,777	$466
Trade receivables, net	31,878	40,660
Inventories, net	68,226	66,393
Prepaid expenses and other current assets	6,703	6,725
Total current assets	110,584	114,244
Property and equipment, net	17,741	25,274
Operating lease right-of-use assets	91,982	94,632
Intangible assets, net	76,491	81,533
Goodwill	31,973	41,435
Deferred income taxes and other assets	4,172	5,184
Total assets	$332,943	$362,302

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,217	$43,075
Accrued salaries and employee benefits	4,231	9,620
Other accrued expenses	15,674	14,194
Short-term lease liabilities	22,085	20,638
Current portion of long-term debt	—	2,750
Total current liabilities	82,207	90,277
Long-term debt	84,485	48,680
Long-term lease liabilities	97,144	90,211
Other liabilities	1,200	2,354
Stockholders' equity	67,907	130,780
Total liabilities and stockholders' equity	$332,943	$362,302

Exhibit (3)

Vince Holding Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)
	For the three months ended January 30, 2021 (Preliminary)
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Loss from operations	$(3,918)	$—	$—	$—	$—	$(3,918)
Interest expense, net	1,701	—	—	—	—	1,701
Other (income) expense, net	—	—	—	—	—	—
Loss before income taxes	(5,619)	—	—	—	—	(5,619)
Provision for income taxes*	53	—	—	—	—	53
Net loss*	$(5,672)	$—	$—	$—	$—	$(5,672)
Loss per share*	$(0.48)	$—	$—	$—	$—	$(0.48)	(1)

	For the three months ended February 01, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Loss from operations	$(3,301)	$(177)	$—	$—	$(2,853)	$(271)
Interest expense, net	1,052	—	—	—	—	1,052
Other income, net	(55,968)	—	—	(55,953)	—	(15)
Income (loss) before income taxes	51,615	(177)	—	55,953	(2,853)	(1,308)
Provision for income taxes	(69)	—	—	—	—	(69)
Net income (loss)	$51,684	$(177)	$—	$55,953	$(2,853)	$(1,239)
Earnings (loss) per share	$4.29	$(0.01)	$—	$4.65	$(0.24)	$(0.10)	(2)

(1) Based on weighted-average shares outstanding of 11,804,027 for the three months ended January 30, 2021, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,680,033 for the three months ended February 1, 2020, which excludes the effect of dilutive equity securities.

* As described above, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $.10 and $.15 cents for the fourth quarter and these items exclude such impact.

	For the year ended January 30, 2021 (Preliminary)
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Loss from operations	$(61,080)	$(13,026)	$(13,848)	$—	$—	$(34,206)
Interest expense, net	5,007	—	—	—	—	5,007
Other (income) expense, net	(2,304)	—	—	(2,320)	—	16
(Loss) income before income taxes	(63,783)	(13,026)	(13,848)	2,320	—	(39,229)
Provision for income taxes*	166	—	—	—	—	166
Net (loss) income*	$(63,949)	$(13,026)	$(13,848)	$2,320	$—	$(39,395)
(Loss) earnings per share*	$(5.43)	$(1.11)	$(1.18)	$0.20	$—	$(3.35)	(3)

	For the year ended February 1, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

(Loss) income from operations	$(20,390)	$(818)	$(19,491)	$—	$(3,571)	$3,490
Interest expense, net	4,958	—	—	—	—	4,958
Other (income) expense, net	(55,842)	—	—	(55,953)	—	111
Income (loss) before income taxes	30,494	(818)	(19,491)	55,953	(3,571)	(1,579)
Provision for income taxes	98	—	—	—	—	98
Net income (loss)	$30,396	$(818)	$(19,491)	$55,953	$(3,571)	$(1,677)
Earnings (loss) per share	$2.55	$(0.07)	$(1.63)	$4.69	$(0.30)	$(0.14)	(4)

(3) Based on weighted-average shares outstanding of 11,769,689 for the twelve months ended January 30, 2021, which excludes the effect of dilutive equity securities.

(4) Based on weighted-average shares outstanding of 11,665,541 for the twelve months ended February 1, 2020 which excludes the effect of dilutive equity securities.

* As described above, the Company has not yet completed its financial closing procedures with respect to the analysis of a non-cash deferred tax item, which we expect will have an impact of increasing our provision for income taxes and net loss, resulting in an increase in loss per share between $.10 and $.15 cents for the fourth quarter and these items exclude such impact.